EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-93921 on Form S-8 of Valley Ridge Financial Corp. of our report dated May 1, 2003, included in this Annual Report on Form 11-K of the Valley Ridge Financial Corp. Profit-Sharing and 401(k) Plan for the year ended December 31, 2002.

/s/ Crowe Chizek and Company LLC

Grand Rapids, Michigan
June 25, 2003